Exhibit 2.1
SHARE SALE AND PURCHASE AGREEMENT
Between
Kolja Kleist
Christian Loeb
Dr. Thomas Rodenhausen
Topline Asset Management, Bristol UK
Global Markets Investment Capital Fund Ltd.,
British Virgin Islands
FI-Media GmbH, Ilmmünster
Dr. Ralf Kogeler
Dr. Burkhard Schwenker
Dr. Helge Schäfer
Andreas Struck
Frank Maruccia
and
Harris Interactive Inc.
Harris Interactive International Inc.
relating to shares in
MediaTransfer AG Netresearch & Consulting

Share Sale and Purchase Agreement
THIS AGREEMENT is made on 30 March 2007
BETWEEN:
(1)	MR. KOLJA KLEIST, Löwenstraße 32, 20251 Hamburg, Germany [Senior Software Architect}, (hereinafter referred to as Seller 1);

(2)	MR. CHRISTIAN LOEB, Leuschnerstraße 31a, 21031 Hamburg, Germany [Member of Executive Board], (hereinafter referred to as Seller 2);

(3)	DR. THOMAS RODENHAUSEN, Reimarusstraße 10, 20459 Hamburg, Germany [CEO Member of Executive Board], (hereinafter referred to as Seller 3);

(4)	TOPLINE ASSET MANAGEMENT, c/o Frank Maruccia, Carrer del Barranc 44, 07181 Cas Catala, Baleares/Spain, represented by Frank Maruccia, registered in Bristol, United Kingdom, with [ ] under [ ] (hereinafter referred to as Seller 4);

(5)	GLOBAL MARKETS INVESTMENT CAPITAL FUND LTD., c/o Andreas Mautner, Kärtner Ring 5-7, 1010 Vienna, Austria, represented by its director Andreas Mautner, registered on British Virgin Islands, under the registration number 387189 (hereinafter referred to as Seller 5);

(6)	FI-MEDIA GMBH, Hettenshausenerstraße 3, 85304 Ilmmünster, Germany, represented by Dr. Gerald Pöschl, registered with the Commercial Register of the Lower Court of Ingolstadt under HR B 190891 (hereinafter referred to as Seller 6);

(7)	DR. RALF KOGELER, Hermann-Sielckenstraße 66, 76530 Baden-Baden, Germany, Chairman of the Supervisory Board of MediaTransfer AG Netresearch & Consulting (hereinafter referred to as Seller 7);

(8)	DR. BURKHARD SCHWENKER, Gazellenkamp 70, 22529 Hamburg, Germany, Vice-Chairman of the Supervisory Board of MediaTransfer AG Net research & Consulting, (hereinafter referred to as Seller 8), represented by Dr. Ralf Kogeler;

(9)	DR. HELGE SCHÄFER, Jenischstraße 3, 22609 Hamburg, Germany, Member of the Supervisory Board of MediaTransfer AG Netresearch & Consulting, (hereinafter referred to as Seller 9);

(10)	ANDREAS STRUCK, Stefanienstraße 23, 82041 Deisenhofen, Germany, (hereinafter referred to as Seller 10), represented by Dr. Gerald Pöschl;

(in the following jointly referred to as the Sellers)
and
(11)	FRANK MARUCCIA, Im Tale 3, 20251 Hamburg, Germany, Member of Supervisory Board}, (hereinafter referred to as Mr. Maruccia);
and
(12)	HARRIS INTERACTIVE INC., 135 Corporate Woods, Rochester, New York 14623, USA, represented by Gregory T. Novak, its President and Chief Executive Officer, formed under the laws of the State of Delaware, USA under company number 2767916 (hereinafter referred to as the Harris);

(13)	HARRIS INTERACTIVE INTERNATIONAL INC.,, 135 Corporate Woods, Rochester, New York 14623, USA, represented by Gregory T. Novak, President and Chief Executive Officer, formed under the laws of the State of Delaware under company number 3262831, a wholly owned subsidiary of Harris, (hereinafter referred to as the Purchaser),

Harris and Purchaser represented at the signing of this Agreement by Kenneth Babineau, acting in his capacity as Harris’ Vice President, Corporate Development on behalf of Harris and Purchaser and disclaiming any personal liability based upon the Resolutions of the Board of Directors of Harris and Purchaser dated 28 March 2007, attached hereto in copy as Appendix A and B.

(the Sellers, Harris and the Purchaser jointly or solely also referred to as the Parties or Party).
RECITALS
(A)	The Sellers are shareholders of MediaTransfer AG Netresearch & Consulting with its business seat at Beim Strohhause 31, 20097 Hamburg, Germany, registered with the Commercial Register of the Local Court of Hamburg under HRB 70033 (hereinafter referred to as MT). Mrs. Hildegard Maruccia and Mr. Maruccia were shareholders in the past and Mr. Maruccia operated the business as a sole trader before MT was incorporated. Mr. Maruccia has established the trademark “MediaTransfer” and entered into a settlement agreement in 1998 with a “Media Transfer GmbH” in Darmstadt following a dispute regarding the trademark.

(B)	MT is a German stock corporation (Aktiengesellschaft). The registered share capital of MT amounts to € 91,457.33. It is divided into 35,775 registered shares of € 2.5564 (DM 5.00) each, issued and registered as ordinary registered shares without any restrictions on voting rights (the Shares). MT is the owner of 3,069 of the Shares.

(C)	Harris is a stock corporation duly incorporated under the laws of the State of Delaware/USA under company number 2767916, with its registered office in 135 Corporate Woods, Rochester, New York 14623, USA, duly represented by its President and Chief Executive Officer, Gregory T. Novak.

(D)	The Purchaser is a wholly owned subsidiary of Harris, incorporated under the laws of the State of Delaware under company number 3262831 with its registered office in 135 Corporate Woods, Rochester, New York 146 23, USA, duly represented by its President and Chief Executive Officer Gregory T. Novak. The Purchaser operates as a holding company for the foreign subsidiaries of Harris.

1.	DEFINITIONS

1.1	Appendices

References to this Agreement shall include any of the Appendices attached to it and references to Clauses and Appendices are to Clauses of, and Appendices to, this Agreement.

1.2	Sold Shares

Sold Shares are those Shares owned by the Sellers as further described in Appendix 1.2 to this Agreement. References to shares (including the Sold Shares and the Shares) shall include, where relevant, quotas.

1.3	Signing Date

The date of signing this Agreement.

1.4	CITA

Corporate Income Tax Act (Körperschaftssteuergesetz)

1.5	Effective Date

12:01 a.m. (Hamburg time), i.e. beginning of the day on 01 April 2007.

1.6	Effective Date Balance Sheet

The interim financial balance sheet of MT as of the Effective Date prepared by MT and audited by Ernst & Young AG, Wirtschaftsprüfungsgesellschaft Hamburg (see Clauses 2.2(a) and 2.2(b)).

1.7	Final Effective Date Balance Sheet

The final and binding Effective Date Balance Sheet (see Clause 2.2(d)).

1.8	Effective Date Net Working Capital Amount

Effective Date Net Working Capital Amount shall be the net working capital of MT to be defined as the sum of all cash on hand and bank balances, accounts (trade receivables), unbilled revenues (work in progress) and prepaid expenses minus the sum of all deferred revenue (customer advances), accounts (trade) payable, tax accruals (other than those related to the transaction) and other accruals as shown in the Final Effective Date Balance Sheet, adjusted by (i) including a reserve of up to € 50,000 for the cost incurred by obtaining the number of additional licenses, if any, for the full number of computers and software used or operated by MT and (ii) excluding any reserves for the preparation of the Effective Date Balance Sheet. A sample calculation of the Net Working Capital Amount is attached hereto as Appendix 1.8.

1.9	Purchase Price

See Clause 3 of this Agreement

1.10	Escrow Agent

Dr. Wolfgang Engelhardt, Notary Public in Hamburg, Am Alstertor 14, 20095 Hamburg, Germany, who has been appointed as escrow agent under the Escrow Agreement (see Clause 2.3).

1.11	Escrow Agreement

The escrow agreement signed by the Parties and the Escrow Agent (see Clause 2.3).

1.12	Escrow Amount

The amount paid to the Escrow Account (see Clause 3.2).

1.13	Pending or Threatened Proceeding

means all types of legal or regulatory proceedings in front of civil, labor or any other kind of ordinary courts or arbitration panels commenced by MT, a third party or the governmental agency to which MT is or may become a party if – with respect to the latter – the proceeding has been threatened vis-à-vis MT in writing.

2.	SALE AND TRANSFER OF THE SOLD SHARES

Subject to the payment of the Purchase Price and any interest accrued thereon, if any, the Sellers herby sell, transfer and assign to Purchaser, and Purchaser herby purchases the Sold Shares from the Sellers and accepts said transfer and assignment of the Sold Shares. Mr. Maruccia, who acquired from Ms. Hildegard Maruccia in 1999 18,000 registered shares issued at the incorporation to Ms. Maruccia, transfers and assigns hereby all of those shares including all rights pertaining thereto to the Purchaser who accepts such transfer and assignment. Reference is made for the sake of clarity to the attached agreement between Ms. Hildegard Maruccia and Mr. Maruccia, Appendix 2.

2.1	Effective Date; Dividend Rights
(a)	The sale and transfer of the Sold Shares shall be effected with economic effect as of the Effective Date.

(b)	On the Effective Date, all rights and interests of the Sellers in the Sold Shares shall be deemed to have been transferred and conveyed to the Purchaser. In particular, all rights of the Sellers with regard to dividends not yet distributed are hereby – subject to payment of the Purchase Price – assigned and transferred to the Purchaser, who accepts such transfer and assignment.
2.2	Effective Date Balance Sheet
(a)	Immediately upon signing of this Agreement, the Purchaser shall ensure that MT prepares an interim financial balance sheet as per the Effective Date in accordance with German GAAP ensuring that such rules are applied in a manner consistent with past policies, procedures and practices used to create the financial statements of MT as per 31 December 2006 and 31 December 2005. The interim financial balance sheet shall be prepared on a going concern basis disregarding (i) the transaction contemplated herein or any effects resulting there from or the announcement thereof as well as (ii) any costs related to the integration of MT into the Harris’s Group (meaning all companies affiliated to Harris in the sense of Sections 15 et seq. of the German Stock Corporation Act).

(b)	The Purchaser shall retain Ernst & Young, Hamburg, who shall audit the interim financial balance sheet (the audited interim financial balance sheet herein referred to as the Effective Date Balance Sheet). The Purchaser shall ensure that the preparation as well as the audit of the interim financial balance sheet is finalized within 60 days after the Signing Date and, thereafter, immediately submitted to the Parties. The Purchaser shall pay the costs and expenses of the preparation as well as of the audit of the interim financial balance sheet.

(c)	If, within a period of 30 days following receipt of the Effective Date Balance Sheet, no Party gives written notice to the other Parties of objection to the Effective Date Balance Sheet, it shall be deemed to be final and binding upon the Parties. If one or more Parties give such a written notice of objection within said period, the Parties will negotiate in good faith to settle said dispute within an additional period of 30 days after receipt of the written notice and, if failing such agreement, the specific items in dispute shall be referred to an independent expert appointed by the Parties. In the event that the Parties fail to agree on such independent expert within an additional period of two weeks, an independent auditor/auditing firm shall be appointed by the Auditors’ Institute (IDW) in Tersteegen Straße 14, 40474 Düsseldorf, Germany. The independent expert or, as the case may be, the independent auditor/auditing firm (the “Independent Expert”) shall determine the matters in dispute on the basis of the standards set forth in Clause 2.2(a) and within the range of the dispute between the Parties. The decision of the Independent Expert shall be final and binding upon the Parties. The costs and expenses of the Independent Expert shall be borne in accordance with the decision taken by such Independent Expert, applying, mutatis mutandis, Section 91 et seq. of the German Code of Civil Procedure (Zivilprozessordnung).

(d)	The final and binding Effective Date Balance Sheet (the “Final Effective Date Balance Sheet”) for the purpose of this Agreement shall be deemed to be either (i) the Effective Date Balance Sheet provided that no objections are raised in accordance with Clause 2.2(c) above; or (ii) the Effective Date Balance Sheet incorporating the changes as agreed between the Parties in accordance with Clause 2.2(c) above; or (iii) the Effective Date Balance Sheet incorporating the changes determined by the Independent Expert in accordance with Clause 2.2(c) above.
2.3	Escrow Agreement

Prior to signing of this Agreement, the Parties and the Escrow Agent have entered into the Escrow Agreement attached hereto as Appendix 2.3.

2.4	Employment Amendment

Prior to signing of this Agreement the Sellers Dr. Thomas Rodenhausen, Christian Loeb and Kolja Kleist have signed respectively an amendment to their employment/service agreements attached hereto as Appendix 2.4 A.

Also, the attached trademark transfer agreement between MT and Mr. Maruccia has been signed prior to the signing of this Agreement, see Appendix 2.4 B.

2.5	Confidentiality, Non-Competition
(a)	The Sellers 4, 5 and 6 acknowledge that as a shareholder of MT they have occupied a position of trust and confidence and commit themselves to treat any trade secret in the meaning of Section 17 of the Code Against Unfair Competition (Gesetz gegen unlauteren Wettbewerg — UWG) or other confidential information (“Confidential Information”) regarding MT strictly confidential and agree to protect such Confidential Information against any disclosure to any persons or entities for their own account or benefit or the benefit of any third party, unless and limited to the extent that (i) the Confidential Information is not already generally known or available for use by the public (other than as a result of a breach of this Confidentiality Clause) or (ii) if the disclosure is mandated by law, by a court order or any other order of a competent authority or (iii) Harris has consented in writing prior to such disclosure.

(b)	Each Seller and Mr. Maruccia agree that for a period of two years after the Effective Date the respective Seller and Mr. Maruccia will knowingly, directly or indirectly not engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of or be employed by, serve as a director of or consultant or independent contractor for or service provider or advisor to any person or entity engaged in or with the assistance of a Seller or Mr. Maruccia become engaged in any industry or business or compete anywhere in Europe in whole or in part with MT’s business, provided, however, that each Seller and Mr. Maruccia may purchase or hold any equity interest in a corporation or company competing with MT that does not grant control over such competitor of MT. This does not apply to the Sellers FI-Media GmbH and Global Markets Investment Ltd. to the extent that engaging in any such activity described above is part of their business operations as exercised on the Signing Date.

3.	CONSIDERATION AND PURCHASE PRICE ADJUSTMENT

3.1	Purchase Price

The entire consideration for the sale and transfer of the Sold Shares shall be € 9,000,000.00 (in words: Euros nine millions) net of any VAT (the Purchase Price).

3.2	Payment of the Purchase Price

In fulfillment to pay the Purchase Price, the Purchaser shall pay on the first business day (Werktag) after the Effective Date (but with economic effect ((Wertstellung)) of the Effective Date):
(a)	an amount of € 8,100,000.00 (in words: Euros eight million and one hundred thousand) by irrevocable wire transfer of immediately available funds to bank accounts specified by the relevant Seller. The allocation of the Purchase Price to the Sellers is described in Appendix 3.2; and

(b)	an amount equal to 10% of the Purchase Price, i.e. an amount of € 900,000.00 (in words: Euros nine hundred thousand; the Escrow Amount) to the Escrow Account of the Escrow Agent who shall (i) hold such amount as escrow agent and (ii) release it, or any part of it, to either the Sellers or the Purchaser exclusively in accordance with the Escrow Agreement. The payment of the Escrow Amount to the Escrow Agent shall constitute settlement of the corresponding portion of the Purchase Price. By payment of the Escrow Amount to the Escrow Agent, the Purchaser’s possible claims for an adjustment of the Purchase Price and for other claims of the Purchaser against the Sellers under this Agreement shall be secured.
3.3	Adjustment of the Purchase Price
(a)	If the Effective Date Net Working Capital Amount (see Clause 1.9) is less than € 1,500,000.00, the Purchaser shall be entitled to a reduction of the Purchase Price equal to the amount by which the Effective Date Net Working Capital Amount falls below € 1,500,000 (the Decrease Amount).

(b)	If the Effective Date Net Working Capital Amount (see Clause 1.9) is higher than € 2,100,0000, the Purchase Price is increased equal to the amount the Effective Date Net Working Capital Amount is exceeding € 2,100,000.00 (the Increase Amount).
3.4	Payment in case of an Adjustment of the Purchase Price
(a)	If applicable, the Sellers shall pay the Decrease Amount to the Purchaser within 15 business days after the Effective Date Balance Sheet has become final and binding (see Clause 2.2(d)). To the extent available and as further set out in the Escrow Agreement, payment of the Decrease Amount shall be made by releasing the Escrow Amount to the Purchaser. The allocation of the Sellers’ obligation to pay the Decrease Amount is equal to the allocation of the Purchase Price as described in Appendix 3.2.

(b)	If applicable, the Purchaser shall pay the Increase Amount to the Sellers within 15 business days after the Effective Date Balance Sheet has become final and binding (see Clause 2.2(d)) by irrevocable wire transfer of immediately available funds to bank accounts specified by the relevant Seller. The allocation of the Increase Amount to the Sellers is equal to the allocation of the Purchase Price as described in Appendix 3.2.

3.5	Default

Any failure by a Party to make any payment pursuant to this Clause 3 when due shall result in such Party’s default (Verzug) after a three business days grace period without any reminder by the other Party or Parties. The amount of any payment which is overdue shall carry interest at a rate of EURIBOR plus 300 basis points per annum (calculated on the basis of actual days elapsed divided by 360) as from the date of the default until the date when the overdue amount is paid. For the avoidance of doubt, any further rights of the Sellers, including their rights to rescind from this Agreement due to a default of the Purchaser, shall remain unaffected.

3.6	No right to set-off

No Party shall be entitled to exercise any rights of set-off or retention right with respect to its payment obligations pursuant to this Clause 3.

4.	REPRESENTATIONS AND WARRANTIES

Each Seller hereby guarantees individually to the Purchaser in the form of an independent undertaking (“Guarantee” in the sense of Section 311 of the German Civil Code) that the statements set forth in this Clause 4 are true and correct as of the Signing Date. The scope and content of each guarantee contained in this Clause 4 as well as the legal remedy shall be exclusively determined by the provisions of this Agreement (in particular the indemnification and hold harmless remedies set forth in Clause 5 below). The following statements shall not be construed as Sellers’ guarantees in the meaning of Sections 443 and 444 of the German Civil Code. Insofar as the following statements relate to facts or circumstances regarding the respective Sold Shares of individual Sellers and or the respective Seller itself only the Seller with respect to whose Sold Shares or whom such statement is wrong shall be liable according to the Indemnity/Remedies (see Section 5).

4.1	Corporate Information
(a)	MT has been duly incorporated and organized, is validly existing and in good legal standing under the laws of Germany. The statements in lit. (B) of the Recitals are correct.

(b)	Each Seller is (prior to the sale) the sole owner of the Sold Shares as set out in Appendix 1.2.

(c)	Each Seller is entitled and has full authority to sell, transfer and convey the Sold Shares owned by it to the Purchaser and no Seller requires any consents from third parties.

(d)	The Sold Shares are not subject to any third party rights, encumbrances, pledge rights, liens or warrants and the sale and transfer of the Sold Shares does not result in the imposition or creation of any encumbrance, pledge right, lien or other third party rights in the Sold Shares.

(e)	No Seller has received any dividends or other benefits from MT within the last five years prior to the Effective Date and no other material transfers of assets have occurred to the benefit of a Seller or any related persons or entities of the Sellers within the last five years prior to the Effective Date unless properly reflected in the annual accounts of MT and/or the Final Effective Date balance Sheet (the purchase price for the shares of Mr. Wirtz excluded).

(f)	MT is qualified to do business in any other country than Germany where it does or has done business within the last five years prior to the Effective Date and has substantially complied in all material respects with any applicable laws and regulations in the countries where it does or has done business in the last three years

4.2	Financial Statements, Property, Taxes
(a)	The 31 December 2005 financial statements and the 31 December 2006 financial statement of MT fairly present, subject to and in accordance with German GAAP, the condition of MT and the results of operations, cash flow and profitability of MT as of 31 December 2005 and 31 December 2006 and for the period referred to in the financial statements including any contingent liabilities (§ 251 HGB) not to be reserved for according to German GAAP.

The interim 30 September 2006 financial statements have been prepared with the same degree of diligence as applicable to the annual financial statements and fairly present, subject to and in accordance with German GAAP, in all material respects the results of the operations, the cash flow and profitability as well as the consolidated financial condition of MT.

The above mentioned financial statements are attached hereto as Appendix 4.2(a).

(b)	The books of account, minute books, stock ledger and all other material records of MT are complete and correct in all material respects and have been maintained in accordance with reasonable and sound business practices and in line with the pertinent statutory and judicial rules and regulations and all such records and books are completely in possession of MT.

(c)	MT has not entered into any lease agreement regarding real estate other than the agreement with Dieter Beecken (as landlord) regarding the office building Beim Strohhause 31, Hamburg. MT has posted the deposit in accordance with the lease agreement, is not in default with any lease payment and is in no other respect in material breach of the lease agreement. The consummation of the transactions contemplated by this Agreement does not cause a breach of the lease agreement or gives rise to any right of termination by the landlord.

(d)	The reserve for accruals for bonus points being granted to the respondents/panelists of MT set out in the Effective Balance Sheet has been set up in accordance with the principles applied in the past financial statements. MT has filed or caused to be filed on a timely basis for the last five years prior to signing of this Agreement all tax returns that are or were required to be filed by or with respect to MT pursuant to the applicable tax laws and regulations in Germany and/or elsewhere. MT has not requested any extension of time within which to file any tax returns with regard to corporate income tax, trade tax, VAT and solidarity surcharge. All tax returns filed by MT are true, correct and complete and all material tax supporting documents filed by MT are true, correct and complete in all material respects. MT has paid all taxes when due pursuant to filed tax returns or otherwise (including pursuant to any assessment received by MT) except for:
(i)	such taxes, if any, which have been contested in good faith and will be reflected in an adequate reserve (determined in accordance with German GAAP) in the Final Effective Date Balance Sheet; and

(ii)	taxes, if any, arising as a result of the sale of the Shares.
The Sellers and the Purchaser are aware of a field audit being already announced by the competent Tax Office Hamburg-Hansa covering the years 2001 until 2003 regarding Corporate Income Tax, Trade Tax and VAT. The Sellers are not aware of any specific tax issues to be attacked by the field auditors.

(e)	The Sellers represent that the tax loss carry forwards which have been consumed in the years 2002, 2003, 2004 and 2005 are not limited in use by a change of ownership in accordance with Clause 8, subsec. 4 of the Corporate Income Tax Act and Section 10a of the Trade Tax Act excluding any limitation triggered — directly or indirectly — by the consummation of this

Agreement or by any measure effected by MT, the Purchaser, Harris or any Harris-Group company after the Effective Date.
(f)	Except as described in Appendix 4.2(f), MT is under no obligation to contribute, pay or sponsor any employee benefits, especially not company pension benefits, post retirement benefits or any other welfare benefits to its employees.

(g)	MT complies in all material respects with regard to its business operations with all applicable legal requirements, governmental authorizations or orders. No legal proceeding or orders obstructing the business operations have been instigated or are currently pending unless disclosed in Appendix 4.2(g). MT has not received at any time since 01 January 2006 any written notice from any governmental body or any court regarding any actual, alleged or reasonably likely to occur violation or failure to comply with any term or requirement of any governmental authorization or actually proposed likely to occur, revocation, withdrawal, suspension, cancellation or termination of or modification to any such governmental authorization.

(h)	MT has no subsidiaries and no branch offices. MT is not party to any partnership or other corporate organization unless disclosed in Appendix 4.2(h).

(i)	All furniture, fixtures and equipment owned or leased by MT is sufficient for carrying out the business of MT in the ordinary course as per the Signing Date.
4.3	Proceedings/Litigation

MT is not subject to any Pending or Threatened Proceeding which relates to or may adversely affect the business operation of MT or any of the assets owned or used by MT. No officer, director or employee of MT is subject to any order prohibiting such officer, director or employee from doing his job at MT or conducting any activity relating to the business of MT. No event has occurred and no circumstances exist that are reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement imposed on MT by any legal regulation, governmental order in respect to MT’s assets and its business operations.

4.4	Ordinary Course of Business

Since 1 January 2007,
(a)	MT has conducted its business in all material respects only in the ordinary course of business and has not – without limiting the generality of the foregoing – resolved any increase, decrease or other change in the capital stock issued (i.e. 35,775) shares except as to the acquisition of 3,059 shares from Mr. Wirtz and has not amended its by-laws in comparison to the most recent by-laws attached hereto as Appendix 4.4(a);

(b)	MT has not terminated, or allowed to expire, any material service or supply contract and not received any written notice of termination by a party to such material contract;

(c)	MT has not received any assertion of any third party claims in excess of an aggregate amount of € 50,000.00;

(d)	MT has not transferred any of the tangible or intangible material assets employed or substantially important for the operation of its business;

(e)	to the best knowledge of the Seller after due enquiry none of the Sellers and/or the principle customer contacts of MT’s key customers, i. e. Annika Baier, Gabor Hahn and Gabriele

Stockl, did receive from any key customer (top ten customers in view of sales) notification(s) that they would terminate the business relationship before or after the Signing Date or substantially reduce the scope of research services or other services provided by MT to these top ten customers unless disclosed in Appendix 4.4. (e);

(f)	MT has no receivables as of the Effective Date in excess of the bad debt reserve provided for in the Effective Date Balance Sheet which are or will not be within the first twelve months after the Effective Date collectable (eintreibbar) from the pertinent debtors due to events or occurrences prior to the Effective Date. For clarification purposes, this guarantee does not cover the effective collection of receivables by MT falling within the scope of the first sentence of Section 4.4(f).

(g)	Furthermore, within the last three years prior to the Signing Date, the business of MT has been managed within the normal scope of business unless disclosed in Appendix 4.4(g).
4.5	No Affiliations

MT is not Party to any joint venture, partnership or limited liability company agreement, silent partnership agreement involving a sharing of profits, losses, costs or taxes and/or other liabilities. The joint ownership of the trademark “E-milieu” does not create a partnership under German law.

4.6	Employees, Labor Disputes

MT has no employees or freelancers other than those listed in Appendix 4.6. MT has not entered with any employees or freelancers into oral agreements, unless otherwise disclosed in Appendix 4.6. MT is not subject to any labor disputes and/or, to the best knowledge of the Sellers, no labor disputes have been threatened vis-à-vis MT. None of the freelancers listed in Appendix 4.6 qualifies as an employee of MT and/or has been employed by MT in the last five years.

To the best knowledge of the Sellers, no director, officer or key employee (i.e. Thomas Rodenhausen/Christian Loeb/Kolja Kleist) of MT is reasonably expected to terminate its employment with MT. For the last three years prior to the Signing Date, MT has complied (and still complies) in all material respects with all legal requirements relating to employment practices and terms and conditions of employment including equal employment opportunity, non-discrimination, sexual harassment, wages, hours, benefits and has effected all social security payments and wage taxes and occupational safety and health provisions.

MT is not and has not been within the last three years prior to Signing Date subject to any fines, penalties, damages or other payments, however designated, for failure to comply with any legal requirements under applicable employment laws.

MT is not and has not been within the last 24 months prior to the Signing Date a party to any collective bargaining agreement or other labor contract. The Sellers are not aware of any application or petition for an election of a work’s council or for a certification of a collective bargaining agent and MT has not been subject to any resolved charge of discrimination.

MT has not granted salary increases to employees since 30 September 2006 except as listed in Appendix 4.6 hereto. MT is not committed to pay or contribute to any post-termination severance

4.7	Intellectual Property Rights

MT owns or possesses adequate and valid licenses or valid rights to use (in each case free and clear of any material encumbrances and free and clear of any payment obligations except for applicable licensing fees related to the “off the shelf"-software) all material intellectual property rights used or held for use in connection with the business operations of MT as currently conducted. MT has or has access to the source code of all material software (other than “off the shelf” – software) material to the operation of its business. The number of valid licenses for computers (including work stations, personal computers and servers) and related software held by MT is sufficient to cover the number of such computers and related software currently used or operated by MT. The use of any intellectual property rights by MT does not infringe on or otherwise violate the intellectual property rights of third parties and is in accordance with applicable license agreements by which MT acquired the right to use intellectual property. MT has not received any written notice of any material adverse assertion, challenge or other adverse claim with respect to any intellectual property rights used or acquired by MT and no such claims have been threatened in writing vis-à-vis MT. The consummation of the transactions contemplated by this Agreement will not entitle any licensor or vendor to terminate any license agreement regarding intellectual property rights used by MT.

MT uses the trademark “MediaTransfer” and the Sellers are not aware of any third parties challenging the right of MT to use the trademark “Media Transfer” with the exception of the Media Transfer AG, Darmstadt (see Clause 7).

MT has made all necessary and required filings and taken all reasonable measures to protect and maintain its interest in all its intellectual property rights (including trademarks) used or held for use in connection with the online market research activities. All trademarks, service marks, trade names, and domain names registered by MT are listed on Appendix 4.7.

MT has secured all intellectual property rights that may result from inventions, methods, artistic works and compositions or other ideas discovered, conceived or otherwise developed by employees of MT in conjunction with and during the employment of such employee by MT.

4.8	Key Clients and Suppliers

Appendix 4.8 A contains a complete and correct list of MT’s ten largest clients (the “Clients”). Appendix 4.8 B contains a complete and correct list of MT’s five largest vendors/suppliers including independent contractors or consultants (the “Suppliers”). MT has not made commitments to any Client to provide free services, discounts, rebates, or other concessions that will be effective after the Signing Date. To the best knowledge of the Sellers the consummation of the transaction contemplated by this Agreement will not give rise to a contractual right of any Supplier to terminate any existing contracts with MT. MT has not entered into any contracts providing exclusivity or non-competitive rights to any of the Clients. Except as set forth in the Effective Date Balance Sheet MT has incurred no liability in respect to damages of or liabilities due to unjustified enrichment vis-à-vis its Clients and/or Suppliers exceeding in the aggregate the amount of € 50,000 which are not adequately reflected in the Effective Date Balance Sheet.

4.9	Insurance

MT has covered all risks customarily covered by a company of comparable business by reasonable insurance policies covering also the directors and officers and the policies are of a general scope and are consistent with reasonably prudent and customary practice.

4.10	Disclosure

Neither any of the Sellers nor Mr. Maruccia has at the Effective Date any business dealings (which means any contractual or post-contractual relationship) or material financial interest (other than an indirect equity interest below 25%) in any transaction (which means any supply or service contract including employment, advertisement, financing by or of MT, securisation, aggregation of capital, development of software or other intellectual property products or know how) of MT or is party to any contractual relationship with MT except as to interests and contracts disclosed in Appendix 4.10 or this Agreement. Neither any of the Sellers nor Mr. Maruccia have any claims of any kind against MT and there are no contractual relationships between the Sellers which are not disclosed in Appendix 4.10 or this Agreement.

5.	INDEMNITY/REMEDIES

5.1	Indemnification by the Sellers
(a)	Subject to the provisions contained in this Clause 5, the Sellers shall indemnify and hold harmless Purchaser from the amount of any Losses (as defined below) incurred by the Purchaser as a result of a breach of any representation, warranty, covenant, guarantee, undertaking or other agreement of the Sellers contained herein, provided that the Sellers have not remedied the breach within a reasonable time after the Sellers have been notified of such breach pursuant to Clause 5.5 below.

For the purpose of this Agreement, “Losses” shall mean all liabilities, reasonable costs and expenses and other damages within the meaning of Sections 249 et seq. of the German Civil Code excluding, however, lost profits (entgangener Gewinn). Any Loss shall be computed net of (i) any present or future advantages and the benefits (including avoided losses, tax benefits and savings as well as increases in the value of any asset owned by MT (Abzug Neu für Alt)) related to the relevant matter, and (ii) any amounts which are covered by insurance.

(b)	The Sellers shall not be liable under this Agreement for any Loss to the extent that the Purchaser or Harris has predominantly caused such Loss or such Loss is predominantly attributable to a failure by the Purchaser or Harris to mitigate the Loss (Section 254 of the German Civil Code).

(c)	If the Purchaser can recover damages, liabilities or costs and expenses from any third party based upon the same event that gives rise to the pertinent indemnity the Purchaser shall assign such claim for recoverage against the third party to the Sellers in exchange for the indemnity provided to the Purchaser by the Sellers.
5.2	Losses reflected in Financial Statements; certain Off-sets

The Sellers shall not be liable to the Purchaser for any Losses to the extent that such Losses are reflected (i) as a write-off, value adjustment, liability or provision, including general adjustments (e.g. Pauschalwertberichtigungen) or provisions made for the relevant risk category, in the Final Effective Date Balance Sheet or (ii) in the adjustment of the Purchase Price.

5.3	Disclosed or Known Matters

The Sellers shall not be liable for any Losses if and to the extent the underlying facts of the breach of a guarantee (i) have been made available to the Purchaser and/or Harris and/or their representatives or advisers in this Agreement (including its Appendices) or has been in public domain and could be reasonably expected to be noticed by the Purchaser or Harris prior to the Signing Date (in particular in the course of the due diligence investigation conducted by Purchaser) and/or (ii) are known to the Purchaser and/or Harris and/or their representatives or advisers at the date hereof it being understood that a lack of knowledge due to gross negligence of the Purchaser, Harris and/or their advisors shall be deemed as knowledge in the sense of this subparagraph 5.3.

5.4	Thresholds and aggregate Amount of Seller’s Liability
(a)	The Sellers shall only be liable pursuant to Clause 5 if any Loss with respect to an individual matter exceeds an amount of € 10,000 (in words: Euro ten thousand) and then only if and to the extent that all indemnifiable Losses above such threshold exceed an aggregate amount of € 75,000 (in words: Euro seventy five thousand) (in which case only the excess amount shall be recoverable).
(b)	The Sellers’ aggregate liability for the breach of representations and guarantees contained in Clauses 4 and 7 (except for the representations contained in Clause 4.1 (hereinafter referred to as Title Representations)) shall be limited to an aggregate amount of 20 % of the Purchase Price, provided however, except as to the Escrow Amount, recourse against any individual Seller shall be limited to 20 % of the individual Seller’s share in the Purchase Price in accordance with Appendix 3.2.

(c)	The Sellers’ aggregate liability arising out of or in connection with this Agreement (including any liability for the breach of representations, warranties, covenants, undertakings and agreements, and under all indemnities contained herein) except, however, for the Title Representations, shall be limited to an aggregate amount of 30 % of the Purchase Price, provided however, except as to the Escrow Amount, recourse against any individual Seller shall be limited to 30 % of the individual Seller’s share in the Purchase Price in accordance with Appendix 3.2..

(d)	The Sellers’ aggregate liability under the Title Representations together with any other liability of Sellers under this Agreement shall be limited to the adjusted Purchase Price (see Section 3.3).

(e)	The provisions of this Clause 5.4 shall not affect any rights and remedies which cannot be excluded under mandatory applicable law or which are based upon a gross negligence on the part of any of the Sellers.
5.5	Limitation Periods
(a)	All claims of the Purchaser under this Agreement shall become time-barred (verjähren) upon expiration of 31 August 2008, except for claims under the Title Representations, which shall be time-barred five years after the Signing Date.

(b)	Any limitation period pursuant to this Agreement shall be extended (gehemmt) only in the event that a statement of claim is filed with the competent court (in accordance with Clause 13.2 (b)) within the applicable limitation period (Section 204 (1) No. 1 of the German Civil Code). In case of an interruption (Neubeginn), the new limitation period (Section 212 of the German Civil Code).

(c)	Notwithstanding the foregoing the time limitation related to the representations and warranties subject to the representations in Clause 4.2(d) and 4.2(e) shall elapse six months after the pertinent tax order has been received by MT.
5.6	Indemnification Procedures

In the event of any breach of a representation, warranty, covenant, undertaking, guarantee or agreement of the Sellers contained in this Agreement, the Purchaser shall promptly notify the Sellers in writing of such breach, describe its claim in detail, and to the extent then feasible, set forth the estimated amount of such claim. The Sellers shall have the right to investigate the alleged breach and whether and to what extent any amount is payable in respect of such breach. This provision shall also apply in case of arbitration proceedings being pending between the Parties.

5.7	No additional Rights or Remedies
(a)	The Parties agree that the rights and remedies which the Purchaser may have with respect to the breach of a representation, warranty, covenant, undertaking, guarantee or agreement or with respect to an indemnity contained in this Agreement are limited to the rights and remedies explicitly contained herein.

(b)	Any and all rights and remedies of any legal nature which the Purchaser or Harris may otherwise have (in addition to the claims for specific performance (primäre Erfüllungspflichten) and the indemnity claims explicitly set forth herein) against the Sellers in connection with this Agreement or the transaction contemplated hereby shall be excluded; in particular, without limiting the generality of the foregoing, the Purchaser hereby waives any claims under statutory representations and warranties (Sections 434 et seq. of the German Civil Code), statutory, contractual or precontractual obligations (Section 280 to 282, 311 of the German Civil Code) or frustration of contract (Section 313 of the German Civil Code) or tort (Sections 823 et seq. of the German Civil Code) and the Purchaser shall not have any right to resign, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect except in case of fraud.

(c)	The provisions of this Clause 5.7 shall not affect any rights and remedies which cannot be excluded under mandatory applicable law or which are based upon a gross negligence of any of the Sellers.
5.8	No joint and several liability; other limitations

The Sellers are not jointly and severally liable (keine Gesamtschuldner) under this Agreement. To the extent that any claim of the Purchaser (including guarantee claims) relates to the Sold Shares, each Seller shall only be liable if and to the extent the Shares sold by him are concerned. To the extent that a claim relates to facts or circumstances regarding a particular Seller, only that particular Seller with respect to whom such requirements giving rise to the claim are met shall be liable. With respect to any other claims of the Purchaser against the Sellers, each Seller shall only be liable on a pro rata basis in accordance with the proportion of the Shares sold by him.

5.9	Purchase Price Adjustment

Any payments to be made by the Sellers under this Clause 5 shall be considered an adjustment of the Purchase Price.

6.	PURCHASER’S REPRESENTATION

The Purchaser has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

7.	TRADEMARK TRANSFER

The trademark “MediaTransfer” is currently registered under the name of Mr. Maruccia. Mr. Maruccia shall have transferred all rights and titles he still holds in the trademark “MediaTransfer” to MT at the latest of 30 March 2007 and assigned to MT all rights that result from an agreement entered into between a company called Media Transfer GmbH, Darmstadt, and a civil law association called MediaTransfer Interactive Marketing & Kommunikation GbR, Frank Maruccia on the other side executed in 1998 to MT, which transfer and assignment is evidenced by Appendix 2.4 B. Furthermore, Mr. Maruccia shall undertake every action necessary and supportive to a legally and economically effective transfer of his former business operated under the company name “MediaTransfer” Interactive Marketing & Kommunikation to MT for no additional payment and

Mr. Maruccia commits himself to fulfill any pertinent requests by MT as long as this request serves the purpose of transferring any right or title in material or immaterial assets owned by or pertaining to the sole traders business MediaTransfer Interactive Marketing & Kommunikation.
8.	CONFIDENTIALITY AND OTHER

Except as required by law (in that case the Sellers and Mr. Maruccia shall only disclose after having notified the Purchaser in advance), the Sellers and Mr. Maruccia agree not to announce or disclose to third parties the transaction agreed upon by this SPA, including without limitations all information contained in the due diligence reports prepared by the Purchaser, unless this has been publicly disclosed by Harris or the Purchaser. In any case (except as required by law), the Sellers and Mr. Maruccia shall not make any announcements or disclosure to third parties about this Agreement and the transaction contemplated herein, until the Purchaser or Harris have made such announcement or disclosure in accordance with the US Securities Laws

Unless set out otherwise above, after completion of this transaction, disclosure of this transaction may be made in connection with usual marketing purposes.

The confidentiality agreement dated 23 December 2004 shall not apply.

9.	HEADINGS

In this Agreement, the headings have been inserted for convenience only and shall not affect the interpretation of this Agreement. Where a German term has been inserted in the text, it alone (and not the English term to which it relates) shall be decisive for the purpose of the interpretation of the relevant English term in this Agreement.

10.	ASSIGNMENT, RESIGNATION, PARENT UNDERTAKING

10.1	Except as otherwise expressly provided in this Agreement, neither the Sellers nor the Purchaser may without the prior written consent of the other, assign, grant any security interest, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

10.2	The Purchaser may, without the consent of the Sellers, assign to its subsidiaries, in the meaning of Section 15 et seq. of the German Stock Corporations Act (Aktiengesetz) (an affiliate controlled by the Purchaser), the benefit of the whole or any part of this Agreement provided, however, that such assignment shall have effect only as long as the assignee remains a subsidiary of the Purchaser. In any case of assignment, the Purchaser shall be jointly and severally liable for any of the obligations of the assignee under this Agreement.

10.3	Those Sellers, who are members of the Supervisory Board of MT, shall resign from their office with effect as of the Signing Date and the Purchaser shall exonerate them for the period until the Signing Date. The letter of resignation shall be provided to the Purchaser by the representative members substantially in the form of Appendix 10.3.

10.4	Harris and the Purchaser are jointly and severally liable (Gesamtschuldner) for any obligations of Purchaser under and in connection with this Agreement.

11.	VARIATION

No variation of this Agreement (including this Clause 11) shall be effective unless in writing and signed by or on behalf of each of the Sellers, Harris and the Purchaser (and, to the extent that such variation concerns Mr. Maruccia, by Mr. Maruccia), unless a more stricter form is required by mandatory law provisions.

12.	COSTS

12.1	The Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and entering into and consummation of this Agreement and the sale of the Sold Shares inclusive of the costs of its own advisors.

12.2	The Purchaser shall bear all such costs incurred by it in connection with the preparation, negotiation and entering into and consummation of this Agreement.

13.	NOTICES

13.1	Any notice or other communication in connection with this Agreement (each, a Notice), shall be
(a)	made in the in English language;

(b)	in writing; and

(c)	delivered by hand, fax, registered post or by courier using an internationally recognized courier company to the addresses set out in Clause 13.2.
13.2	A Notice to Sellers shall be sent to the following address, or such other person or address as Seller may notify to the Purchaser from time to time:
Media Transfer AG Netresearch & Consulting
attn. Dr. Thomas Rodenhausen
Beim Strohhause 31
20097 Hamburg, German
Fax: +49 40 669 625-299
With a copy to
Dr. Helge Schäfer
c/o Allen & Overy
Kehrwieder 12
20457 Hamburg, Germany
Fax: +49 40 82 221 2200
13.3	A Notice to Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:
Harris Interactive Inc.
Attn. Chief Financial Officer
135 Corporate Woods
Rochester, 14623 New York, USA
Fax:+1 585 273 0510
With a copy to
Harris Interactive Inc.
Attn. Ms. Jennifer Thomas
135 Corporate Woods
Rochester, 14623 New York, USA
Fax:+1 585 272 8680
13.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time of delivery, if delivered by hand, registered post or courier;

(b)	at the time of transmission in legible form, if delivered by fax, provided that such delivery or transmission has been made in accordance with Clauses 13.1 to 13.3.
The Parties are to, without being legally obliged to, communicate any change of their residential address set forth in Clause 13.2 and 13.3 as soon as possible in writing to the respective other Parties. Until such communication has been received, the address as hereto provided shall be relevant.
14.	INVALIDITY

If any provision in this Agreement shall be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties and, where applicable, Mr. Maruccia. The same shall apply in case of a lack of provision (Regelungslücke).

15.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

15.1	This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with German law, excluding the United Nations convention on Contracts for the International Sale of Goods (CISG) and the German Conflict of Laws Rules.

15.2	Each of the Parties and Mr. Maruccia irrevocably agrees that the ordinary courts of Hamburg shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the Parties and Mr. Maruccia irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

SIGNATORIES

30 March 2007, Hamburg, Germany	/s/ Kolja Kleist

[date, place]	Kolja Kleist

30 March 2007, Hamburg, Germany	/s/ Christian Loeb

[date, place]	Christian Loeb

30 March 2007, Hamburg, Germany	/s/ Dr. Thomas Rodenhausen

[date, place]	Dr. Thomas Rodenhausen

30 March 2007, Hamburg, Germany	/s/ Frank Maruccia

[date, place]	Frank Maruccia (on behalf of Topline Asset Management)

30 March 2007, Hamburg, Germany	/s/ Andreas Mautner

[date, place]	Andreas Mautner (as Director on behalf of Global Markets Investment Ltd.)

30 March 2007, Hamburg, Germany	/s/ Dr. Gerald Pöschl

[date, place]	Dr. Gerald Pöschl (on behalf of FI-Media GmbH)

30 March 2007, Hamburg, Germany	/s/ Dr. Ralf Kogeler

[date, place]	Dr. Ralf Kogeler

30 March 2007, Hamburg, Germany	/s/ Dr. Ralf Kogeler

[date, place]	Dr. Burkhard Schwenker (represented by Dr. Ralf Kogeler)

30 March 2007, Hamburg, Germany	/s/ Dr. Helge Schäfer

[date, place]	Dr. Helge Schäfer

30 March 2007, Hamburg, Germany	/s/ Dr. Gerald Pöschl

[date, place]	Andreas Struck (represented by Dr. Gerald Pöschl)

30 March 2007, Hamburg, Germany	/s/ Frank Maruccia

[date, place]	Frank Maruccia

30 March 2007, Hamburg, Germany	/s/ Kenneth Babineau

[date, place]	(as Vice President, Corporate Development of Harris Interactive, Inc. on behalf of Harris Interactive Inc.)

30 March 2007, Hamburg, Germany	/s/ Kenneth Babineau

[date, place]	(as Vice President, Corporate Development of Harris Interactive, Inc. on behalf of Harris Interactive International Inc.)

Appendix 2.3
ESCROW AGREEMENT
30 March 2007
Between
Kolja Kleist
Christian Loeb
Dr. Thomas Rodenhausen
Topline Asset Management, Bristol UK
Global Markets Investment Capital Fund Ltd.,
British Virgin Islands
FI-Media GmbH, Ilmmünster
Dr. Ralf Kogeler
Dr. Burkhard Schwenker
Dr. Helge Schäfer
Andreas Struck
and
Harris Interactive International Inc.
relating to the sale of the shares in
MediaTransfer AG Netresearch & Consulting

THIS ESCROW AGREEMENT is made on 30 March 2007
BETWEEN:
(1)	MR. KOLJA KLEIST, Löwenstraße 32, 20251 Hamburg, Germany [Senior Software Architect};

(2)	MR. CHRISTIAN LOEB, Leuschnerstraße 31a, 21031 Hamburg, Germany [Member of Executive Board];

(3)	DR. THOMAS RODENHAUSEN, Reimarusstraße 10, 20459 Hamburg, Germany [CEO Member of Executive Board];

(4)	TOPLINE ASSET MANAGEMENT, c/o Frank Maruccia, Carrer del Barranc 44, 07181 Cas Catala, Baleares/Spain, represented by Frank Maruccia, registered in Bristol, United Kingdom, with [ ] under [ ];

(5)	GLOBAL MARKETS INVESTMENT CAPITAL FUND LTD., c/o Andreas Mautner, Kärtner Ring 5-7, 1010 Vienna, Austria, represented by its director Andreas Mautner, registered on British Virgin Islands, under the registration number 387189;

(6)	FI-MEDIA GMBH, Hettenshausenerstraße 3, 85304 Ilmmünster, Germany, represented by Dr. Gerald Pöschl, registered with the Commercial Register of the Lower Court of Ingolstacht under HR B 190891;

(7)	DR. RALF KOGELER, Hermann-Sielckenstraße 66, 76530 Baden-Baden, Germany, Chairman of the Supervisory Board of MediaTransfer AG Netresearch & Consulting;

(8)	DR. BURKHARD SCHWENKER, Gazellenkamp 70, 22529 Hamburg, Germany, Vice-Chairman of the Supervisory Board of MediaTransfer AG Net research & Consulting, represented by Dr. Ralf Kogeler;

(9)	DR. HELGE SCHÄFER, Jenischstraße 3, 22609 Hamburg, Germany, Member of the Supervisory Board of MediaTransfer AG Netresearch & Consulting;

(10)	ANDREAS STRUCK, Stefanienstraße 23, 82041 Deisenhofen, Germany, Member of the Supervisory Board of MediaTransfer AG Netresearch & Consulting, represented by Dr. Gerald Pöschl;

(in the following jointly referred to as the Sellers),

the Sellers being legally represented for all purposes in connection with this Escrow Agreement by Dr. Helge Schäfer, c/o Allen & Overy, Kehrwieder 12, 20457 Hamburg,
and
(11)	HARRIS INTERACTIVE INTERNATIONAL INC., 135 Corporate Woods, Rochester, New York 14623, USA, represented by Gregory T. Novak, President and Chief Executive Officer, formed under the laws of the State of Delaware under company number 3262831, a wholly owned subsidiary of Harris, (hereinafter referred to as the Purchaser),

(the Sellers and the Purchaser jointly or solely also referred to as the Parties or Party),
and
(12)	DR. WOLFGANG ENGELHARDT, c/o Notariat am Alstertor, Am Alstertor 14/16, 20095 Hamburg, Germany (hereinafter referred to as the Escrow Agent).

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This Escrow Agreement is made as of 30 March 2007 by and amongst the above named Sellers, the above named Purchaser and the Escrow Agent.
PREAMBLE
(A)	The Sellers intend to sell all of their shares in MediaTransfer AG Netresearch & Consulting to the Purchaser. According to the respective share purchase agreement (hereinafter referred to as SPA), the Parties will agree that the Purchaser shall pay a cash amount of € 900,000 (in words: Euro nine hundred thousand) into an escrow account held in the name and on behalf of the Escrow Agent.

(B)	In case that such amount is released to the Purchaser due to an adjustment of the purchase price under the SPA, the Sellers shall be obliged to pay an amount equal to said released amount to the escrow account.

(C)	The amounts paid by the Purchaser and, if applicable, by the Sellers, to the escrow account shall serve as a security for claims that the Purchaser may have under the SPA against the Sellers including, but not limited to, possible claims for a purchase price adjustment and guarantee claims as well as any other claims of the Purchaser against the Sellers and/or any particular Seller arising out of or in connection with the SPA.
NOW THEREFORE, IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS

Capitalized terms not otherwise defined herein shall have the same meaning given to them in the SPA.

2.	APPOINTMENT OF THE ESCROW AGENT; PURPOSE OF THE ESCROW

2.1	The Parties hereby appoint the Escrow Agent to act as notarial escrow agent hereunder and the Escrow Agent hereby accepts such appointment and agrees to act as notarial escrow agent on the terms and conditions set forth in this Escrow Agreement and in Sections 54a to 54e of the German Act on Deeds (Beurkundungsgesetz).

2.2	The Parties agree that by this appointment and the funds in the Escrow Account in accordance with Section 18.1 the Purchaser’s possible claims under the SPA for a breach of a guarantee under Clause 5 of the SPA, for payment of the Decrease Amount under Clause 3.3(a) of the SPA as well as any other claims of the Purchaser against the Sellers under the SPA shall be secured.

3.	PAYMENT OF ESCROW AMOUNTS BY THE PURCHASER AND THE SELLERS

3.1	Subject to and in accordance with the SPA, the Purchaser shall pay an amount of EUR 900,000.00 (in words: euros nine hundred thousand) into an escrow account of the Escrow Agent described in Appendix 3.1 (the Escrow Account).

3.2	In case that the amount paid by the Purchaser to the Escrow Account is, subject to and in accordance with Section 4 below, reduced by releasing an amount to the Purchaser due a Purchaser’s claim under Clause 3.3(a) of the SPA (payment of the Decrease Amount), the Sellers shall pay an amount equal to such released amount to the Escrow Account (the amount paid by the Purchaser and, if applicable, by the Sellers, to the Escrow Account hereinafter referred to as the Escrow Amount). For the

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avoidance of doubt, such payment to be made by the Sellers shall in no event exceed the amount originally paid by the Purchaser to the Escrow Account (i.e. EUR 900,000.00).
4.	DISTRIBUTION OF THE ESCROW AMOUNT

4.1	Subject to Clause 4.4 and 4.5 below, the Escrow Agent, who accepts accordingly, is hereby irrevocably instructed by the Parties to distribute the Escrow Amount as follows:
(a)	50 percent of the Escrow Amount (the Release Amount I) shall be released and paid to the Sellers twelve months after the Effective Date (the Due Date I); and

(b)	the remaining part of the Escrow Amount (the Release Amount II) shall be released and paid to the Sellers on 31 August 2008 (the Due Date II).
4.2	If the Purchaser has raised Purchaser Claim(s) and if such Purchaser Claims have not been settled prior to Due Date I or Due Date II respectively (the Disputed Purchaser Claims), the Purchaser may prior to Due Date I or the Due Date II respectively at the latest, notify the Escrow Agent of the Disputed Purchaser Claims describing the reasons and the amount of the claim(s) (the Purchaser Claim Notice).

4.3	If the Purchaser Claim Notice has not been received substantially in the form set out in Exhibit 4.2 by the Escrow Agent prior to the Due Date I or the Due Date II respectively at the latest, the Release Amount I and the Release Amount II respectively shall be paid in full to the Seller as set out in Clause 4.1 above.

4.4	In the event a Purchaser Claim Notice is submitted, the Release Amount I or the Release Amount II respectively shall be reduced by (i) the amount of the Disputed Purchaser Claim(s) and (ii) an additional amount equal to 10 percent of the amount of the Disputed Purchaser Claim(s) as security for costs (the Retained Amount). The remaining amount (if any) shall be paid to the Seller on the Due Date I or the Due Date II respectively.

4.5	The following shall apply with respect to the Retained Amount:
(a)	The delivery to the Escrow Agent of a Purchaser Claim Notice shall result in the commencement of a two month period commencing on the day of its receipt by the Escrow Agent (the Negotiation Period). The Sellers and the Purchaser undertake to be available for negotiation during the Negotiation Period and shall use their best efforts to resolve the subject matter of the Purchaser Claim Notice in good faith.

(b)	At any time after the Purchaser Claim Notice has been received by the Escrow Agent, the Sellers shall be entitled to send a notice to the Escrow Agent (with a copy to the Purchaser) confirming that the negotiations have broken down and no agreement could be reached (the Seller Dispute End Notice). The Purchaser shall, within a period ending 60 business days after the later of (i) the date of receipt by the Escrow Agent of the Seller Dispute End Notice or (ii) the end of Negotiation Period (the Notice Period):
(i)	prove to the Escrow Agent that it has filed a lawsuit (Anhängigmachen einer Klage) with respect to the Disputed Purchaser Claim(s) set out in the Purchaser Claim Notice (for which a confirmation of submission (Einreicherquittung) of the relevant court shall suffice as proof); or

(ii)	notify the Escrow Agent that the Sellers and the Purchaser are after all pursuing alternative means of dispute resolution by providing the Escrow Agent with a written alternative dispute resolution letter signed by the Seller and the Purchaser (the Alternative Dispute Resolution Letter); or

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(iii)	notify the Escrow Agent that the Sellers and the Purchaser have settled all or parts of the Disputed Purchaser Claim(s) amicably by providing the Escrow Agent with a written dispute resolution letter signed by the Seller and the Purchaser (the Dispute Resolution Letter).
(c)	If and to the extent that the Escrow Agent is not provided with such proof (filing of a law suit (i) above) or notification (Alternative Dispute Resolution Letter (ii) above or Dispute Resolution Letter (iii) above) within the Notice Period, the Escrow Agent shall pay the Retained Amount to the Sellers.

(d)	If and to the extent that the Disputed Purchaser Claims have been settled within the Notice Period according to the Dispute Resolution Letter (Clause 4.5 (a)(iii)), the Escrow Agent shall pay the respective portion of the Retained Amount to the Sellers or to the Purchaser as agreed in the Dispute Resolution Letter.

(e)	If the Purchaser has filed a lawsuit against the Sellers within the Notice Period (Clause 4.5 (a)(i)) or if the Sellers and the Purchaser pursue alternative means of dispute resolution (Clause 4.5 (a)(ii)), the Retained Amount shall be paid to the Purchaser or the Sellers in accordance with and within five business days following the notification of the Escrow Agent by the Seller or the Purchaser of (i) a final (rechtskräftig) decision of a competent court with respect to the Disputed Purchaser Claim(s), or (ii) a binding decision of the arbitrator mentioned in the Alternative Dispute Resolution Letter with respect to the Disputed Purchaser Claim(s), or (iii) a respective amicable settlement (Vergleich), or (iv) any other joint instruction to the Escrow Agent to distribute the Retained Amount.
4.6	Any payment made to the Sellers under this Escrow Agreement shall be made in accordance with the allocation set out in Appendix 3.2 to the SPA to such bank accounts held by the Sellers and designated by the Sellers no later than five business days prior to the due date of such payment.

4.7	Any payment made to the Purchaser under this Escrow Agreement shall be made to any bank account held by the Purchaser and designated by the Purchaser no later than five business days prior to the due date of such payment.

4.8	Any payment made by the Sellers under Clause 3.2 of this Escrow Agreement shall be made by each Seller on a pro rata basis by applying the allocation set out in Appendix 3.2 of the SPA. The Sellers are not joint and severally liable (keine Gesamtschuldner) under this Escrow Agreement.

5.	ESCROWED FUNDS

5.1	The Escrow Agent will (i) establish the Escrow Account as an interest-bearing bank deposit account from which the deposited amounts can be called on a daily basis (Tagesgeld) or (ii) invest the amounts kept on the Escrow Account as instructed jointly by the Sellers and the Purchaser.

5.2	The Escrow Agent will hold the Escrow Amount together with all interest accumulated thereon and its proceeds (the Escrowed Funds) in escrow upon the terms and conditions set forth in this Escrow Agreement and shall not withdraw or disburse the Escrowed Funds from the Escrow Account except as provided herein.

5.3	It is agreed that the interest accrued on the Escrow Account shall be paid to the Sellers and/or, as the case may be, the Purchaser:
(a)	on the later of (i) the Due Date II or (ii) the date on which payment of the final Retained Amount is made; and

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(b)	in proportion to the amount(s) paid to them out of the Escrow Amount in accordance with this Escrow Agreement and net of all costs and fees which have been deducted from the interest incurred on the Escrow Amount from time to time pursuant to Clause 6.
6.	COSTS

The costs of the Escrow Account and the statutory fees of the Escrow Agent under Section 149 of the German Act on Costs in Non-Contentious Matters (Gesetz über die Kosten in Angelegenheiten der freiwilligen Gerichtsbarkeit – KostO) shall be paid out of the interest amounts accrued on the Escrow Amount. To the extent the interest amounts accrued are not sufficient to satisfy payment of such costs and fees, these shall be borne by the Sellers and the Purchaser in proportion to the amount(s) paid to them out of the Escrow Amount in accordance with this Escrow Agreement.

7.	ESCROW AGENT’S DUTIES AND RESPONSIBILITIES

7.1	The Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Escrow Agreement, in Sections 54a to 54e of the German Act on Deeds (Beurkundungsgesetz) and those imposed on it by statutes affecting notaries public. The Escrow Agent shall have no liability hereunder except for its own gross negligence or wilful misconduct. It may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it reasonably believes to be genuine and to have been signed or presented by a proper person or persons in accordance with this Escrow Agreement.

7.2	In the event that any of the terms and provisions of any other agreement between the Parties conflict or are inconsistent with any of the terms and provisions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control in all respect the relations of the Parties with the Escrow Agent. Notwithstanding any provision to the contrary contained in any other agreement, the Escrow Agent shall have no interest in the Escrowed Funds except as provided for in this Escrow Agreement.

7.3	So long as the Escrow Agent has any obligation to pay any amount to the Sellers and/or the Purchaser from the Escrowed Funds hereunder, it shall keep proper books of record and account in which full and correct entries shall be made of all receipts, disbursements and investment activity in the Escrow Account.

7.4	The Escrow Agent shall not be bound by any modification of this Escrow Agreement affecting its rights, duties and obligations unless such modification is in writing and signed by the Sellers and the Purchaser.

7.5	If at any time hereafter the Escrow Agent becomes incapable of acting or if the position of the Escrow Agent becomes vacant for any of the foregoing reasons, or for any other reason, the Parties shall appoint a successor escrow agent to fill such vacancy without undue delay.

7.6	The appointment of any successor escrow agent hereunder shall only become effective upon delivery to its predecessor of a statement in writing by registered mail with return receipt of:
(a)	the acceptance of such appointment, and

(b)	an agreement to be bound by all the terms and provisions of this Escrow Agreement.
Thereupon such successor escrow agent, without any further act, shall become fully vested with all the rights, immunities and powers and subject to all of the duties and obligations of its predecessor, and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent.

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8.	TERM/TERMINATION

8.1	This Escrow Agreement is subject (aufschiebend bedingt) to the payment of the Escrow Amount (in whole or in part) to the Escrow Account.

8.2	This Escrow Agreement shall terminate automatically if all of the Escrowed Funds are distributed by the Escrow Agent to the Sellers and/or the Purchaser pursuant to this Escrow Agreement.

8.3	Except as agreed under Section 8.2, this Escrow Agreement can only be terminated by mutual declaration of the Parties. In such a case the Escrow Agent is obliged to pay the Escrow Amount in accordance with the instructions mutually agreed upon by the Parties.

9.	NOTICES

9.1	All notices in connection with this Escrow Agreement and its implementation shall, in order to be valid, be in writing and sent to the following addresses of the Parties, unless expressly provided otherwise. They shall be deemed to be effective only if they are sent by registered letter or fax.
(a)	If to the Sellers:
Dr. Helge Schäfer
c/o Allen & Overy LLP
Kehrwieder 12
20457 Hamburg
Germany
Telefax: +49 40 82 22 12 200.
(b)	If to the Purchaser:
Harris Interactive Inc.
Attn. Chief Financial Officer
135 Corporate Woods
Rochester, 14623 New York
USA
Fax: +1 585 273 0510
(c)	If to the Escrow Agent:
Dr. Wolfgang Engelhardt
c/o Notariat am Alstertor
Am Alstertor 14/16
20095 Hamburg
Germany
Telefax: +49 40 30 05 02-03
9.2	The above addresses and numbers shall be deemed valid for service until any changes thereto are notified in writing to the respective other Parties. Any such changes shall be admissible only if service within Germany continues to be procured.

9.3	In respect of the effectiveness of any notices, service upon the persons to receive a copy, as specified above, shall not be required.

9.4	The Purchaser hereby appoints as its agent for service of process (Zustellungsbevollmächtigter)

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Heuking Kühn Lüer Wojtek
attn.: Dr. Christoph Froning
Bleichenbrücke 9
20354 Hamburg
Germany
Telefax: +49 40 35 52 80 80
for all legal proceedings involving the Purchaser arising out of or in connection with this Escrow Agreement. The Purchaser agrees that any document relating to such legal proceedings may be effectively served on it by service on its agent for service of process. The above agency shall only terminate upon appointment of another agent for service of process incorporated and domiciled in Germany reasonably acceptable to the Sellers. The replacement appointment as set forth in the preceding sentence only becomes effective if and when notified in writing to the Sellers by the Purchaser.
10.	SECURITY AND ASSIGNMENT

Neither of the Parties shall be entitled to give security over, or assign any rights under this Escrow Agreement to third parties without the consent of the other Party.

11.	CONFIDENTIALITY

11.1	The Parties undertake to treat the contents of this Escrow Agreement as confidential.

11.2	The Parties shall consult with each other on how to communicate to third parties the fact that this Escrow Agreement has been concluded.

11.3	The above provisions shall not apply to publications, statements or other announcements in relation to this Escrow Agreement required to be made by applicable law or regulations of public authorities or by regulatory or stock exchange supervisory agencies. The date and the contents of any such publication, statement or other announcement shall be notified to the other Party in advance.

12.	APPLICABLE LAW/PLACE OF JURISDICTION

12.1	This Escrow Agreement and all claims arising from or in connection with this Escrow Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods and further excluding the conflicts of laws provisions of the Federal Republic of Germany.

12.2	The exclusive place of performance and place of jurisdiction for all claims and disputes arising out of or under this Escrow Agreement shall be Hamburg, Germany.

13.	MISCELLANEOUS

13.1	This Escrow Agreement, including the Annexes hereto, shall constitute the entire agreement between the Parties in respect of the subject matter hereof and supersede all prior agreements, understandings and obligations. No ancillary agreements, whether written or oral, have been made.

13.2	Any amendments or supplements hereto shall be made in writing, unless notarisation is required by law, and shall expressly refer to this Escrow Agreement. This shall also apply to any waiver of this requirement of written form. Such written form shall also be deemed complied with in case of transmission by fax. Neither Party may rely upon any deviating existing practice, unless such deviation has been set out in writing in the required form.

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13.3	The headings used in this Escrow Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

13.4	Should any provision hereof be or become invalid, impracticable or unenforceable, this shall not affect the validity of the remaining provisions. The Parties hereby agree to replace such invalid, impracticable or unenforceable provision by a provision which comes as close as legally possible to the Parties’ economic intent and purpose underlying the invalid, impracticable or unenforceable provision. The same shall apply to any gaps within this Escrow Agreement.

13.5	This Escrow Agreement is made in the English language. Terms to which a German term has been added shall be interpreted throughout this Escrow Agreement in the meaning assigned to them by the German translation. All other English language terms shall be interpreted without specific reference to any meaning attributed to them under any English language legal system.

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SIGNATORIES

30 March 2007, Hamburg, Germany	/s/ Kolja Kleist

[date, place]	Kolja Kleist

30 March 2007, Hamburg, Germany	/s/ Christian Loeb

[date, place]	Christian Loeb

30 March 2007, Hamburg, Germany	/s/ Dr. Thomas Rodenhausen

[date, place]	Dr. Thomas Rodenhausen

30 March 2007, Hamburg, Germany	/s/ Frank Maruccia

[date, place]	Frank Maruccia (on behalf of Topline Asset Management)

30 March 2007, Hamburg, Germany	/s/ Andreas Mautner

[date, place]	Andreas Mautner (as Director on behalf of Global Markets Investment Ltd.)

30 March 2007, Hamburg, Germany	/s/ Dr. Gerald Pöschl

[date, place]	Dr. Gerald Pöschl (on behalf of FI-Media GmbH)

30 March 2007, Hamburg, Germany	/s/ Dr. Ralf Kogeler

[date, place]	Dr. Ralf Kogeler

30 March 2007, Hamburg, Germany	/s/ Dr. Ralf Kogeler

[date, place]	Dr. Burkhard Schwenker (represented by Dr. Ralf Kogeler)

30 March 2007, Hamburg, Germany	/s/ Dr. Helge Schäfer

[date, place]	Dr. Helge Schäfer

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30 March 2007, Hamburg, Germany	/s/ Dr. Gerald Pöschl

[date, place]	Andreas Struck (represented by Dr. Gerald Pöschl)

30 March 2007, Hamburg, Germany	/s/ Kenneth Babineau

[date, place]	Kenneth Babineau (as Vice President, Corporate Development of Harris Interactive Inc. on behalf of Harris Interactive International Inc.)

30 March 2007, Hamburg, Germany	/s/ Dr. Wolfgang Engelhardt

[date, place]	Dr. Wolfgang Engelhardt

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